Exhibit 1

Private and Confidential
Ms. Nancy Eastman
Stewart & Associates

1 First Canadian Place, PO Box 160
Suite 700
100 King Street West
Toronto, Ontario
M5X 1C7

June 28, 2000

Dear Ms. Eastman

ActFit.Com Inc.  ("the registrant") - Notification of Late Filing

We are the auditors of Actfit.Com Inc. and have been engaged to issue an audit opinion on the consolidated financial statements for the year ending December 31, 1999.

We understand that the registrant must file Form 20-F and its respective financial statements by June 30, 2000. We further understand that the registrant will not be able to meet its requirement and as such is seeking to notify the commission pursuant to Rule 12b-25. Further to Rule 12b-25, Notification of Late Filing, in regards to KPMG LLP and the expression of our audit opinion on the consolidated financial statements of Actfit.Com Inc. for the year ending December 31, 1999, we have the following comments.

Based on our audit work completed to date and subject to further work required, we anticipate that the audit report on the consolidated financial statements will be issued without reservation. However, given that we have not been provided certain information on a timely basis, we are not currently in a position to satisfy our internal review and approval requirements in order to be able to issue an audit report on the consolidated financial statements. Specifically, we note the following: 1) We were not provided Form 20-F on timely basis to adequately review the documents and provide our comments.

2) The financial statements will contain disclosures regarding a Canadian to US GAAP reconciliation and US GAAP issues for which we require additional time to complete our reconciliation to our satisfaction.

3) Given the above, there are certain individuals involved with the issuance of the audit report on the December 31, 1999 consolidated financial statements that are unable to review such information in a manner consistent with the reporting deadline. Involvement of additional individuals is logistically impractical and would in any event have added an additional amount of expense to the registrant that would have been prohibitive. Should you have any questions regarding the above, please contact the undersigned at 950-264-4104. We hereby consent to the filing of this letter as an exhibit to Form 12b-25.

Yours very truly
By: /s/ Bruno Amadi
-------------------
        Bruno Amadi
        Partner